[CR Strategies LOGO]	66 Witherspoon St. Suite 355 Princeton, NJ 08542 800-582-8022 www.clinregstrategies.com

August 19, 2002

Taffy J. Williams, Ph.D.
President and CEO
Photogen Technologies Inc.
140 Union Square Drive
New Hope, PA 18938

Re:    Engagement Letter To Provide Clinical, Regulatory, and New Product Development Services To Photogen Technologies Inc.

Dear Dr. Williams:

        This letter and the attached Business Terms set out Clinical Regulatory Strategies, LLC's ("CRS"') proposal to provide consulting services to Photogen Technologies Inc. ("Photogen" or the "Company") for the period August 1, 2002 through September 30, 2003. CRS personnel will serve as members of the Company's New Product Development team, will aid in identifying and evaluating relevant business development opportunities, will assist in building a superior new product development capability for the Company and will provide service and support to the Company's management team. CRS will document activities and accomplishments in monthly status reports submitted to the President and CEO and other designated Photogen management personnel. Billing will be designated according to project area.

        During the term of the engagement, Mark Carvlin will provide locum tenens management services equivalent to the Senior Vice President, Development of Photogen and assume the responsibilities associated with this position as well as coordinating the product development activities of associates at CRS, the staff at Photogen and other external contractors as needed to develop PH-50, N1177 and alternate formulations and other projects approved by the management of Photogen. Pursuant to a work plan developed with and/or approved by Photogen's CEO and other Photogen management personnel, Dr. Carvlin, working with these parties, will establish, obtain approval and execute the development plan, ensure that project timelines are met, and participate in the design of research and discovery initiatives on an as needed basis. While 100% of Dr. Carvlin's time may not be spent on Photogen activities, he is expected to be present at Photogen on the same schedule as if he were a full time member of the senior management team.

        For this project CRS' fees will be determined on a time and materials basis, calculated from the cumulative person-days that we are on the assignment. We expect that the CRS person-days for the period will amount to 1.5 full time equivalents (FTE). The CRS team will be comprised of Oye Olukotun, Mark Carvlin and Tom Fritz. Mark Carvlin will serve as the On-Site Manager for CRS and is expected to spend no less than 3 days per week (≥0.6 FTE) on this project. Tom Fritz is expected to spend on average 3 days per week (0.6 FTE) on the engagement and Oye Olukotun is expected to spend on average 1 day per week (0.2 FTE) on the engagement.

        As part of this engagement, CRS will assist in identifying and recruiting qualified individuals to work directly for Photogen as full time employees. It is understood that the Company wishes to have its employees assume full responsibility for its products and that CRS professionals will transition off of the projects by transferring knowledge, information, skills, and contacts in an orderly, gradual manner. In the event that CRS or Photogen elects to terminate this Agreement, CRS will allow for the same orderly transfer of knowledge, information, skills and contacts.

        This Agreement is subject to approval by the Company's Board of Directors (or an appropriate committee of the Board).

        We appreciate the opportunity to work with you on this important assignment. To confirm our authorization of the project, please sign and return one copy of this letter, retaining the other copy for your records.

Sincerely yours,
/s/ OYE OLUKOTUN Oye Olukotun, MD Chief Executive Officer
Acknowledged and agreed to this 29th day of August 2002 by:
/s/ TAFFY WILLIAMS Taffy J. Williams, Ph.D. President and CEO Photogen Technologies, Inc.

Business Terms

Term of Engagement:

August 1, 2002	Start Date
September 30, 2003	Completion Date

        CRS will provide locum tenens management, expertise, assistance and guidance to Photogen for the term of the engagement as the company develops and executes its development of PH-50, N1177 and other product and/or business opportunities as may be determined by Photogen.

        In consideration of the fact that new drug development is a lengthy and complex process and that the completion date of the engagement might not coincide with critical steps in this process, CRS will be obliged, at the Company's direction, to extend the engagement for an additional 3 months (to December 31, 2003) under the same terms and conditions. Thirty days before the end of the extended engagement period the Company will notify CRS whether it wishes to extend the agreement beyond December 31, 2003.

Deliverables:

  •
  Mark Carvlin to assume the role and responsibilities equivalent to the Senior Vice President, Development for Photogen on an interim basis for the term of the engagement.

  •
  Provide additional expertise in the areas of preclinical development, regulatory affairs, manufacturing and clinical development to the PH-50 and N1177 product development teams.

  •
  Identify, interact and establish working relationships with Contract Research Organizations (CRO's) needed to assist in the development of PH-50, leading to a successful IND filing and first-in-man Phase I studies for the IV route of administration.

  •
  Ensure that preclinical and clinical studies meet US FDA and international (ICH) guidelines for compliance.

  •
  Perform a SWOT analysis of N1177 that results in a set of recommendations as to how best to proceed with the development of N1177. Given that the company elects to pursue the development of this compound, then CRS will augment Photogen's staff in the clinical and regulatory areas.

  •
  Work closely with Photogen's senior management to identify and acquire strategic assets and business opportunities to build company/shareholder value.

  •
  Assist Photogen to identify, interview and recruit highly qualified personnel as needed to staff departments.

  •
  Preparation submission of an IND for PH-50 to include assistance in:

  a.
  Preparation, presentation and prosecution of the IND, and general regulatory support for PH-50

  b.
  Pre-IND package

  c.
  Pre-IND meeting

  d.
  IND (including Phase I protocol and 1st year CDP)

  •
  Strive to contain cost while working to ensure the highest quality of development possible.

  •
  A monthly report detailing CRS activities, accomplishments and issues, including as necessary variances and any revisions to project fees and expenses, on the engagement will be provided to the Company.

Expenses:

        CRS will bill you at cost for all out-of-pocket expenses directly incurred on this engagement including travel, industry research, communications, and report and presentation preparation. All expenses incurred will be in accordance with Photogen's Business Expense and Travel Policy. We will obtain your prior approval for any out of the ordinary expenditures.

Rates:

Managing Partner (Oye Olukotun)	$375/hour ($3,000/day)
Partner(s) (M. Carvlin, T. Fritz)	$250/hour ($2,000/day)

Payment:

        For this project CRS' fees will be determined on a time and materials basis, calculated from the cumulative person-days that we are on the assignment.

        CRS will invoice Photogen monthly for its professional fees and expenses incurred during the prior month. The first invoice will be submitted August 31, 2001.

        The total professional fees for this engagement are not to exceed $408,000 (exclusive of expenses) without your prior written approval. CRS will closely monitor project fees and expenses and, if necessary, will seek approval from Photogen to exceed $408,000 no later than 45 days in advance of this amount being reached.

        Billing will include an itemized accounting by project.

        Invoices are due within 30 days after receipt.

        Although we feel that the proposed time and resources are adequate to bring this effort to a successful conclusion, completion within these limits depends on changes in the direction of the work that are dictated by you. We will bring to your attention as soon as recognized any factors that will affect these estimates.

Stock Warrant:

        Within 30 days of execution of this contract Photogen and CRS will execute a warrant agreement in addition to fees related to the services outlined in this agreement as an addendum to this agreement.

Confidentiality:

        CRS's ability to carry out the required work is heavily dependent upon its past experience in providing similar services to others, and CRS expects to continue such work in the future. However, CRS recognizes the importance of protecting Photogen's rights to its ideas, inventions, discoveries, trade secrets, confidential information and good will and agrees as follows:

        CRS agrees that it will not, at any time during or for five years after the termination of CRS' engagement with Photogen (or such longer period designated by Photogen in writing with respect to specific items of Proprietary Information), communicate, disclose, or otherwise make available to any person or entity, or use for its own account or benefit (except in the course of CRS' engagement with Photogen) or for the benefit of any other person or entity, any information or materials proprietary to Photogen that relate to Photogen's business or affairs that are of a confidential nature, including, but not limited to, techniques, formulas, processes, products, product ideas, trade secrets, inventions (whether patentable or not), information or materials relating to existing or proposed pharmaceutical or biopharmaceutical products (in all and various stages of development), drug delivery and/or diagnostics, "know-how", marketing techniques and materials, marketing and development plans, customer lists and other customer information (including current and future prospects), partnering/strategic partnering information and plans, price lists, pricing policies, personnel information, marketing and financial information (collectively, "Proprietary Information"). Proprietary Information includes any and all such information and materials, whether or not obtained by CRS with the knowledge and permission of Photogen, and whether or not developed, devised or otherwise created in whole or in part by CRS' efforts.

        The confidentiality obligations contained within this Agreement will survive the termination, expiration or cancellation of this Agreement.

Use of CRS Name and Work Products:

        In connection with this engagement, CRS may furnish Photogen with presentations, analyses or other such materials. Photogen understands and agrees that any such materials will be furnished solely for their information and internal use in connection with the engagement and may not be used for any other purpose or be published, quoted, copied, condensed, paraphrased or delivered to any other party without the prior written consent of CRS, such consent not to be unreasonably withheld. Photogen further agrees not to refer to CRS or attribute any information to CRS in the press, for advertising or promotional purposes, or for the purposes of informing or influencing the investment community without the prior written consent of CRS.

Indemnification:

        Photogen hereby agrees to indemnify and hold CRS harmless from and against all claims, liabilities, losses, damages, and expenses as they are incurred, including legal fees arising out of any action brought by a third party that is directly related to the services provided by CRS under this Agreement. Photogen shall not, however, be liable under the foregoing indemnity agreement to the extent that any such claims, liabilities, losses, damages, and expenses result from the negligence, willful misfeasance or breach of any of its obligations under this Agreement by CRS.

        CRS agrees to indemnify, defend and hold Photogen and its subsidiaries, affiliates, directors, officers, employees, agents and representatives (collectively, the "Photogen Parties") harmless from and against all losses, claims, damages, causes of action, liabilities, costs and expenses (including without limitation, all reasonable attorneys' fees, costs and expenses) arising out of or relating to (i) the violation by CRS of any applicable law, order or regulation; or (ii) the negligence, willful misconduct or breach of any obligations under this Agreement on the part of CRS in connection with the services provided under this Agreement.

        The indemnity obligations contained within this Agreement will survive the termination, expiration or cancellation of this Agreement.

Standard for Performance of Services and Compliance with Policies:

        CRS shall perform all services under this Agreement in a timely, professional and ethical manner. CRS shall comply with all corporate policies established or observed from time to time by Photogen that are applicable to the services being provided and that Consultant is made aware of.

Inventions:

        If during the course of CRS' performance of the services hereunder, CRS conceives or actually reduces to practice a new invention, whether or not patentable, or an improvement of an existing invention or any other item of intellectual property involving the Photogen compounds, the Proprietary Information or any other Photogen intellectual property or resources (inclusive of new uses, formulations, therapeutic combination, or methods of treatment) for which CRS is providing consultation services under this Agreement, CRS shall promptly notify Photogen. The new invention or use shall be promptly disclosed to Photogen's CEO, and shall be the sole property of and is hereby assigned to Photogen. CRS shall take all actions, including executing documents, necessary to fully effectuate the foregoing.

Termination:

        Either Photogen or CRS may terminate the Agreement, at any time with or without cause upon thirty (30) days' written notice from Photogen to CRS (or in the case of termination of this Agreement by CRS, written notice from CRS to Photogen). In the event that CRS elects to terminate this agreement, CRS will allow for an orderly transfer of knowledge, information, skills and contacts.

        The termination of this Agreement shall not relieve either party of its obligation to the other in respect of (i) maintaining the confidentiality of information, (ii) obtaining consents for advertising purposes and publications, (iii) compensation for services performed prior to termination, and as appropriate, services performed pursuant to the transfer of knowledge (iv) assignments of patents and inventions, and (v) retention of records.

Other:

        Any change in this engagement letter shall be confirmed in writing. All communication and notices required to be in writing under this Agreement shall be delivered personally, by courier, sent by telegram, or mailed to the parties at the addresses set forth below, or such other addresses as the parties may designate in writing.

If to Photogen:	If to CRS:
Photogen Technologies, Inc	Clinical Regulatory Strategies, LLC
140 Union Square Drive	66 Witherspoon St. Suite 355
New Hope, PA 18938	Princeton, NJ 08542
Attention: Taffy Williams, Ph.D.	Attention: Oye Olukotun, MD
President and CEO	Chief Executive Officer

        This letter shall be interpreted according to the laws of the State of New Jersey. In performing services hereunder, CRS is an independent contractor for Photogen. Employees of CRS are not and shall not be considered employees of Photogen for any purpose.

        Nothing shall be construed to create a partnership, joint venture or agency relationship between the parties. Photogen will have title to all documentation, records, raw data or other work product generated during the performance of the Services. Copies of all documentation, records, and raw data will be provided to Photogen with the final report unless otherwise specified.

        Neither this Agreement nor any rights or obligations hereunder may be assigned or subcontracted by CRS without the prior written consent of Photogen.

        Any and all disputes arising under, or in connection with, this Agreement shall be resolved by submission to final and binding arbitration in accordance with the then-prevailing commercial Arbitration Rules ("Rules") of the American Arbitration Association. A single arbitrator shall be chosen in accordance with the Rules and the proceedings shall be conducted in Mercer County, New Jersey. In addition, the arbitrator shall base his award upon substantial evidence and in accordance with New Jersey law but shall have no power or jurisdiction to award any punitive or exemplary damages. Each party shall be responsible for its own costs including attorney's fees and expert witness fees. Arbitration fees shall be equally shared by the parties. A party may seek non-monetary relief (such as an injunction) from a court of competent jurisdiction in addition to arbitration.

        This Agreement represents the entire understanding between the parties, and supersedes all other agreements, express or implied, between the parties concerning the subject matter hereof.

        If any provision of this Agreement is determined in a final, non-appealable ruling to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remaining provisions of this Agreement and the affected provision shall be modified to the extent necessary to be valid and enforceable and to reflect the intent of the parties to the fullest extent possible.

ADDENDUM

        Photogen will grant to CRS a warrant to purchase 760,000 shares of Common Stock (prior to consideration of the proposed stock reverse split) of the Company. The option shall be granted as of the date of closing of the current institutional financing, have a term of five years from the date of grant, have an exercise price equal to the closing price of the Company's Common Stock on the date of the closing of the institutional financing and shall vest only upon achievement of milestones attained within the term of the engagement according to the following schedule:

Milestone	Amount
File USA IND with FDA for PH-50	20%
Inject first patient in USA Phase 1 (or Phase 2) for PH-50 or analog	35%
Completion of USA Phase 1 (or Phase 2) for PH-50 or analog	35%
Initiation of Clinical Trials (Phase 1, 1/2, 2) for N1177—or alternative product	10%